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                         FORM OF FEDERAL TAX OPINION                EXHIBIT 8.1



                                           , 1999
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Board of Directors
Union Financial Bancshares, Inc.
203 West Main Street
Union, South Carolina 29379-0866

Board of Directors
South Carolina Community Bancshares, Inc.
110 South Congress Street
Winnsboro, South Carolina 29180


Gentlemen:

     We have acted as counsel to Union Financial Bancshares, Inc., a Delaware corporation and a unitary savings and loan holding company ("UFB"), in connection with the proposed merger (the "Merger") of South Carolina Community Bancshares, Inc., a Delaware corporation and a unitary savings and loan holding company ("SCCB"), into UFB. The Merger will be effected pursuant to an Agreement and Plan of Merger dated July 1, 1999, by and between UFB and SCCB. Capitalized terms used herein without definition have the respective meaning assigned to such terms in the Merger Agreement.

     In our capacity as counsel to UFB, our opinion has been requested with respect to certain of the federal income tax consequences of the Merger. In rendering this opinion, we have examined (i) the Merger Agreement, (ii) the Registration Statement on Form S-4 (the "Registration Statement") and the Prospectus/Proxy Statement included therein that was filed with the U.S. Securities and Exchange Commission, (iii) the Officer's Certificate of UFB and the Officer's Certificate of SCCB (collectively the "Officer's Certificates"), and (iv) such other documents, instruments and information as we have deemed appropriate ((i-iv) collectively constituting the "Documents").

     In rendering this opinion, we have assumed, without independent verification:

     (a) the genuineness of all signatures,
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Boards of Directors
Union Financial Bancshares, Inc.
South Carolina Community Bancshares, Inc.
         , 1999
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     (b)  the authenticity of any Document submitted to us as an original,

     (c) the conformity to the original of all documents submitted to us as certified, photostatic or conformed copies, and the authenticity of the originals of all such Documents,

     (d) each natural person executing any such instrument, document, or agreement is legally competent to do so,

     (e) the accuracy of the facts set forth in the Registration Statement and the representations contained in the Merger Agreement and the Officer's Certificates,

     (f)  that the Merger will be effective under applicable state law, and,

     (g) that the Merger will be consummated in the manner described in the Merger Agreement and Registration Statement.

     In rendering our opinions set forth below, we have referred solely to the existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, proposed and temporary regulations promulgated thereunder, current administrative rulings, procedures and published positions of the Internal Revenue Service (the "IRS"), all of which are subject to change, either prospectively or retroactively, at any time. No assurance can be provided as to the effect of any such change upon our conclusions reached herein. We assume no obligation to supplement this opinion if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions herein after the date hereof.

     On the basis of an subject to the foregoing, we are of the opinion that:

1. The Merger will be considered a merger of SCCB into UFB. Accordingly, the Merger qualifies as a reorganization within the meaning of Section 368(a)(1)(A) of the Code. SCCB and UFB will each be a party to a reorganization within the meaning of Section 368(b) of the Code.

2. No gain or loss will be recognized by SCCB or UFB as a result of the Merger.

3. A SCCB shareholder who receives cash and UFB common stock in exchange for his SCCB common stock will recognize gain (but not loss) equal to the lesser of (x) the amount by
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Boards of Directors
Union Financial Bancshares, Inc.
South Carolina Community Bancshares, Inc.
         , 1999
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Page 3



     which the sum of the fair market value of the UFB common stock and cash received in the Merger exceeds his adjusted tax basis in the SCCB common stock exchanged therefor, or (y) the cash received in the Merger. Except for the cash received in lieu of fractional shares, such gain may be treated, in whole or in part, as dividend income pursuant to Section 356 of the Code.

4. The aggregate federal income tax basis of the shares of UFB common stock received in exchange for SCCB common stock in the Merger will be the same as the aggregate basis of the SCCB common stock exchanged therefor, increased by any gain and dividend income recognized in the transaction and decreased by any cash received.

5. A SCCB shareholder's holding period for the UFB common stock received in exchange for SCCB common stock in the Merger will include the period that such SCCB common stock was held by such shareholder, provided such SCCB common stock was a capital asset of such shareholder.

6. The receipt of cash in lieu of any fractional share of UFB common stock by a SCCB shareholder will be treated as if the fractional share was distributed as part of the exchange and then was redeemed by UFB.

     No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreement or to any transaction whatsoever, including the Merger, if all the transactions described in the Merger Agreement are not consummated in accordance with the terms of such Agreement and without waiver or breach of any material provision thereof, or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

     The conclusions, predictions, statements and analysis presented herein and the Prospectus/Proxy Statement are not binding upon the IRS, and this opinion should not be construed as a guarantee that the IRS might not differ with the conclusions, predictions, statements and analysis presented herein and in the Registration Statement, or raise other questions or issues upon audit, or that such action taken by the IRS will not be judicially sustained.
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Boards of Directors
Union Financial Bancshares, Inc.
South Carolina Community Bancshares, Inc.
           , 1999
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     This opinion is being furnished in connection with the Merger and may not be used or relied upon for any other purpose and may not be circulated, quoted or otherwise referred to for any other purpose without our express written consent.

     The shareholders of SCCB should consult with a qualified tax advisor with respect to any reporting requirements which may be applicable or with respect to any tax considerations other than those expressly mentioned herein.


                                    Very truly yours,



                                    MULDOON, MURPHY & FAUCETTE LLP